Exh 10.58

Nonqualified Stock Option Award Agreement

Smart & Final Inc. Long-Term Equity Compensation Plan

For Non-Employee Directors

«FirstName» «LastName» has been awarded nonqualified stock options (“Options”) as set forth below under the Smart & Final Inc. Long-Term Equity Compensation Plan for Non-Employee Directors (the “Plan”). This agreement provides a brief summary of your rights under the Plan, although reference is made to the Plan for the details of all of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting such rights. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms used are not defined herein shall have the meaning ascribed to them in the Plan. The Options granted to you under this Agreement are Nonqualified Stock Options as defined in the Plan.

Overview of Your Stock Options

1.	Number of Options Granted:	«Shares»

2.	Date of Grant:	«Date»

3.	Exercise Price:	«Price»

4.	Option Term: This Option has been granted for a period of ten years and one day from the Date of Grant (the “Option Term”).

5.	Vesting and Exercise of Option: This Option does not provide you with any rights or interests therein until it vests and becomes exercisable in accordance with the following:

(a) One-third of the Options, on a cumulative basis, vest and become exercisable on each of the second, third, and fourth anniversaries of the Date of Grant, provided you have continued as a member of the Board of Directors of the Company through such anniversary or anniversaries or your Board service has terminated due to a Disability.

(b) Subject to paragraph 7, the balance or all of the Options vest and become exercisable upon the termination of your Board service due to death.

(c) Notwithstanding the provisions of sections 5(a) and 5(b) above, the balance of your unvested Options may, in the sole discretion of the Company’s Corporate Governance Committee, immediately vest and become exercisable at such time as you cease to serve as a director of the Company.

Options which are not and do not become exercisable at the time of your termination of Board service, or a Disability shall, coincident with the termination of your Board service, terminate and be of no force or effect.

6.	How to Exercise: The Option hereby granted shall be exercised by written notice to the Company’s Human Resources Department – Attn: Director of Benefits, specifying the number of shares you then desire to purchase, which may not be fewer than twenty-five (25), together with (a) a check payable to the order of Smart & Final Inc. for an amount in United States dollars equal to the option price of such shares or (b) shares of Common Stock which have been held by you for at least six months having an aggregate fair market value (as of the trading date immediately preceding the date of exercise) equal to such option price, or a combination of cash and such shares. The Option also may be exercised through a “cashless” exercise with a broker (which broker and provision for a cashless exercise and payments have been approved in advance by the Company) as permitted under the Federal Reserve Board’s Regulation T. Please contact the Company’s Human Resources Department for further information regarding the manner of exercise of the Options.

As soon as practicable after receipt of such written notification and payment, the Company shall issue or transfer to you the number of shares with respect to which such Option shall be so exercised and shall, upon receipt of applicable withholding taxes, deliver to you a certificate or certificate thereof, registered in your name.

7.	Termination of Options: The Options, which become exercisable as provided in paragraph 5 above, shall terminate and be of no force or effect as follows:

(a) If your Board service terminates during the Option Term by reason of death or Disability, the Options terminate and have no force or effect upon the earlier to occur of the expiration of the Option Term or three (3) years after the date of termination of your Board service;

(b) If your Board service terminates during the Option Term for any other reason than those set forth in Section 7(a), the Options terminate and have no force or effect upon the earlier to occur of the expiration of the Option Term or three (3) months after termination of your Board service; and

(c) If you continue as a member of the Board of Directors of the Company through the Option Term, the Option terminates and has no force or effect upon the expiration of the Option Term.

8.	Change in Control: In the event of a Change in Control, all Options immediately shall become one hundred (100%) vested and shall remain exercisable for the entire Option Term.

9.	Who Can Exercise: During your lifetime the Options shall be exercisable only by you. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, shall vest in the assignee or transferee any interest whatsoever.

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

AGREEMENT TO PARTICIPATE

By signing a copy of this Agreement and returning it to the Human Resources Department of the Company, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise the Options. Without limiting the generality of the preceding sentence, I understand that my right to exercise the Options is conditioned upon my continued service as a Board member with the Company. I further am reminded and acknowledge previous review and familiarity with the Memorandum on Confidentiality for Key Management Personnel and the Smart & Final Code of Ethics.

Executed at Commerce, California as of

THE CORPORATION:	Smart & Final Inc. A Delaware Corporation

By

Its

THE PARTICIPANT:

Participant Name:	«FirstName» «LastName»	Date:

Participant Signature